Exhibit 99.1

FOR RELEASE

Unitil to Purchase Maine Natural Gas Company from Avangrid

HAMPTON, NH, April 1, 2025: Unitil Corporation (NYSE: UTL) (unitil.com) today announced that it has entered into a definitive agreement to acquire Maine Natural Gas Company (“Maine Natural”) from Avangrid Enterprises, Inc., for $86.0 million on a debt-free basis, subject to adjustment for closing working capital and transaction expenses. Upon closing of the transaction, which is expected to occur by the end of 2025, Maine Natural will become a wholly owned subsidiary of Unitil. The transaction is subject to approval by the Maine Public Utilities Commission.

Maine Natural Gas Company commenced operations in 1999 and serves approximately 6,300 residential and commercial natural gas customers in nine communities in the Greater Portland region of Maine, as well as the capital city of Augusta. Maine Natural’s gas system includes approximately 230 miles of distribution mains, providing opportunities for continued customer growth. Maine Natural is estimated to have approximately $69.0 million of rate base as of December 31, 2024. Customer growth over the most recent five-year period averaged 4.4% annually.

Maine Natural serves communities that are geographically contiguous with Unitil’s existing service areas in the Greater Portland region, an attractive and densely populated region of Maine. In combination with the Company’s most recent acquisition of Bangor Natural Gas Company, Unitil will serve communities representing over 40% of Maine’s total population. The transaction is expected to be earnings accretive over the long-term, supporting Unitil’s long-term earnings per share growth of 5% to 7%.

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com

“Maine Natural Gas Company is highly complementary to our existing natural gas distribution operations in Maine,” said Thomas P. Meissner, Jr., Unitil’s Chairman and Chief Executive Officer. “Maine Natural Gas Company brings a dedicated team focused on providing safe, clean, reliable, and affordable energy to customers. We share their dedication to serving communities in Maine by providing responsive, high-quality service through locally-managed operations.”

Unitil has obtained committed debt financing from Scotiabank to fund the purchase price and is being advised in this transaction by Scotiabank and by the law firm of Dentons.

About Unitil Corporation

Unitil Corporation provides energy for life by safely and reliably delivering electricity and natural gas in New England. We are committed to the communities we serve and to developing people, business practices, and technologies that lead to the delivery of dependable, more efficient energy. Unitil Corporation is a public utility holding company with operations in Maine, New Hampshire and Massachusetts. Together, Unitil’s operating utilities serve approximately 109,400 electric customers and, including the Company’s recent acquisition of Bangor Natural Gas Company, 97,600 natural gas customers. For more information about our people, technologies, and community involvement please visit unitil.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements, other than statements of historical fact, included in this press release are forward-looking statements. Forward-looking statements include declarations regarding Unitil’s beliefs and current expectations. These forward-looking statements are subject to the inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. Some, but not all, of the risks and uncertainties include the following: the ability of the parties to consummate the proposed purchase of Maine Natural in a timely manner or at all; the satisfaction of conditions precedent to consummation of the acquisition, including the ability to secure regulatory approvals; Unitil’s ability to successfully complete its anticipated debt financing arrangements; Unitil’s ability to successfully integrate Maine Natural; Unitil’s ability to retain employees of Maine Natural; Unitil’s ability to make Maine Natural accretive to Unitil’s earnings; Unitil’s and Maine Natural’s

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com

regulatory environment (including regulations relating to climate change, greenhouse gas emissions and other environmental matters); fluctuations in the supply of, the demand for, and the prices of, energy commodities and transmission and transportation capacity and Unitil’s and Maine Natural’s ability to recover energy commodity costs in its rates; customers’ preferred energy sources; severe storms and Unitil’s and Maine Natural’s ability to recover storm costs in its rates; general economic conditions; variations in weather; long-term global climate change; unforeseen or changing circumstances, which could adversely affect the reduction of company-wide direct greenhouse gas emissions; Unitil’s and Maine Natural’s ability to retain its existing customers and attract new customers; increased competition; and other risks detailed in Unitil’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date they are made. Unitil undertakes no obligation, and does not intend, to update these forward-looking statements except as required by law.

For more information please contact:

Christopher Goulding – Investor Relations

Phone: 603-773-6466

Email: gouldingc@unitil.com

Alec O’Meara – External Affairs

Phone: 603-773-6404

Email: omeara@unitil.com

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com